Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form  S-1 of our report dated March 20, 2025, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is June 2, 2025, relating to the financial statements, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-287354) of Voyager Technologies, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-287354) incorporated by reference in this Registration Statement.
/s/ PricewaterhouseCoopers LLP
Denver, Colorado
June 10, 2025